UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☑ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
X	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

TERAWULF INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

X	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

LETTER TO STOCKHOLDERS

May 2, 2022

Dear Fellow Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to TeraWulf Inc.’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at the Ebenezer Theater, 17 South Washington Street, Easton, MD 21601, on Wednesday, June 22, 2022, at 12:00 P.M., Eastern Daylight Time.

You will find information regarding the matters to be voted on in the accompanying notice of annual meeting of stockholders and proxy statement. We are sending our stockholders a notice via the Internet regarding the availability of the proxy statement (the “Notice of Internet Availability of Proxy Materials”), our annual report for the fiscal year ended December 31, 2021 and other relevant materials. This electronic process is convenient, helps reduce the environmental impact of our Annual Meeting and saves us significant postage and processing costs. A paper copy of these materials may be requested using one of the methods described in the accompanying proxy statement or the Notice of Internet Availability of Proxy Materials.

You may visit www.investors.terawulf.com to access various web-based reports, executive messages and timely information about TeraWulf’s global business.

Whether or not you plan to attend the Annual Meeting, please submit your proxy or voting instructions using one of the voting methods described in the accompanying proxy statement. Submitting your proxy or voting instructions by any of these methods will not affect your right to attend the meeting and vote your shares at the meeting if you wish to do so.

If you have questions about the Annual Meeting or need additional copies of our proxy materials, please contact Investor Relations at 410-770-9500 or info@terawulf.com. If you require assistance in submitting your proxy or voting your shares, please contact EQ Shareowner Services at stocktransfer@equiniti.com or 651-450-4064.

If your bank, brokerage firm or other nominee holds your shares, you also should contact your nominee for additional information.

Sincerely,

Paul B. Prager
Chair of the Board of Directors

TERAWULF INC.

9 Federal Street

Easton, MD 21601

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of TeraWulf Inc. (the “Company”). The Annual Meeting will be held at the Ebenezer Theater, 17 South Washington Street, Easton, MD 21601 on Wednesday, June 22, 2022, at 12:00 P.M., Eastern Daylight Time. The Annual Meeting is being held for the following purposes:

1.	The election of Paul B. Prager, Nazar M. Khan, Kerri M. Langlais, Michael C. Bucella, Walter E. Carter, Catherine J. Motz, Jason G. New, Steven T. Pincus and Lisa A. Prager to the Company’s Board of Directors for one-year terms;
2.	The approval, on a non-binding, advisory basis, of the compensation of our named executive officers (“Say-on-Pay”);
3.	The ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
4.	To transact such other business as may properly come before the Annual Meeting, or any postponement or adjournment thereof.

Holders of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), of record at the close of business on May 9, 2022 are entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.

We will furnish proxy materials to our stockholders via the Internet in order to expedite stockholders’ receipt of proxy materials while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, which provides instructions on how to access our proxy statement and our annual report for the fiscal year ended December 31, 2021 via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how to obtain the proxy materials in printed form.

If you have questions about the Annual Meeting or need additional copies of our proxy materials, please contact Investor Relations at 410-770-9500 or info@terawulf.com. If you require assistance in submitting your proxy or voting your shares, please contact EQ Shareowner Services at stocktransfer@equiniti.com or 651-450-4064.

May 2, 2022	By order of the Board of Directors

Paul B. Prager
Chair of the Board of Directors

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend TeraWulf Inc.’s Annual Meeting, we strongly encourage you to submit your proxy or voting instructions as soon as possible.

We also encourage you to submit your proxy or voting instructions via the Internet, which is convenient, helps reduce the environmental impact of our Annual Meeting and saves us significant postage and processing costs. For instructions on how to submit your proxy or voting instructions and how to vote your shares, please refer to the section entitled “Some Questions You May Have Regarding This Proxy Statement” beginning on page 1 of the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING

The proxy statement for the Annual Meeting and the Company’s annual report for the fiscal year ended December 31, 2021 are available on the Internet at www.investors.terawulf.com.

TERAWULF INC.

PROXY STATEMENT

Annual Meeting of Stockholders of TeraWulf Inc. to be held on June 22, 2022

Some Questions You May Have Regarding This Proxy Statement

Why did I receive these proxy materials?

The Board of Directors (the “Board of Directors”) of TeraWulf Inc. (the “Company”) is soliciting proxies for our 2022 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at the Ebenezer Theater, 17 South Washington Street, Easton, MD 21601, on Wednesday, June 22, 2022, at 12:00 P.M., Eastern Daylight Time. As a holder of shares of our Common Stock, par value $0.001 per share (the “Common Stock”), as of the close of business on May 9, 2022, which is the record date (the “Record Date”) fixed by the Board of Directors, you are invited to attend the Annual Meeting and are entitled and urged to vote your shares on the proposals described in this proxy statement. The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and other information. Our annual report to stockholders for the fiscal year ended December 31, 2021 is available to review with this proxy statement. We are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders on or about Friday, May 13, 2022. The Notice contains instructions on how to access our proxy materials, including this proxy statement and proxy card, and our annual report online.

What proposals will be voted on at the Annual Meeting?

The three matters scheduled to be voted on at the Annual Meeting are:

1.	The election of Paul B. Prager, Nazar M. Khan, Kerri M. Langlais, Michael C. Bucella, Walter E. Carter, Catherine J. Motz, Jason G. New, Steven T. Pincus and Lisa A. Prager to the Company’s Board of Directors for one-year terms;
2.	An advisory vote to approve the compensation of our named executive officers (“Say-on-Pay”); and
3.	The ratification of the appointment of RSM US LLP (“RSM”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

In addition, such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof may be voted on.

Who can vote at the Annual Meeting?

Anyone owning shares of Common Stock at the close of business on Monday, May 9, 2022, the Record Date for this year’s Annual Meeting, is entitled to attend and to vote on all items properly presented at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, EQ Shareowner Services (“EQ”), then you are a stockholder of record. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card, to vote electronically at the Annual Meeting, or by Internet or by telephone, or, if you received paper copies of the proxy materials by mail, to vote by mail by following the instructions on the proxy card or voting instruction card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If, at the close of business on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that nominee. The nominee holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the voting instructions your broker, bank or other nominee provides. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares electronically at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee. Please see “How do I vote” below regarding voting procedures for beneficial owners.

How do I vote?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in any one of the following ways:

●	You may vote in person at the Annual Meeting. If you or your proxy wish to vote in person at the Annual Meeting, you or your proxy will need to attend the Annual Meeting and bring valid government-issued photo identification plus:
●	For registered stockholders, either the (1) Notice or (2) proxy card; or
●	For proxies voting on behalf of a registered stockholder, (1) a valid written “legal proxy” signed by the registered stockholder naming the proxy plus (2) either the stockholder’s (i) Notice or (ii) proxy card.

Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet, or by mail so that your vote will be counted if you ultimately decide not, or are unable, to attend.

●	You may vote by mail. To vote by mail, complete, sign and date the proxy card that accompanies this proxy statement and return it promptly in the postage-prepaid envelope provided (if you received printed proxy materials). Your completed, signed and dated proxy card must be received prior to the Annual Meeting.
●	You may vote by telephone. To vote over the telephone, call toll-free 1-866-883-3382 from any touch-tone telephone and follow the instructions. Have your Notice or proxy card available when you call. You will be asked to provide the control number from your Notice or proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Daylight Time, on June 21, 2022.
●	You may vote via the Internet. To vote via the Internet, go to www.proxypush.com/WULF to complete an electronic proxy card (have your Notice or proxy card in hand when you visit the website). You will be asked to provide the control number from your Notice or proxy card. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Daylight Time, on June 21, 2022.

Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Beneficial owners of shares should generally be able to vote by returning the voting instruction card received from their broker, bank or other nominee to such nominee, or by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial owner, you may not vote your shares electronically at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee. We therefore urge you to vote in advance of the Annual Meeting using the voting instructions provided by your broker, bank or other nominee.

Can I change my vote or revoke my proxy?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can change your vote or revoke your proxy by:

●	Providing another proxy, or using any of the available methods for voting, with a later date;

●	Notifying the Company’s Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or
●	Voting in person at the Annual Meeting.

Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

Who is asking me for my vote?

The Company is soliciting your proxy on behalf of the Board of Directors. The Company will bear the cost of soliciting proxies and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and employees, may solicit proxies in person, by telephone or by electronic means. Such directors and employees will not receive any special remuneration for these efforts.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. The persons named in the proxy have been designated as proxies for the Annual Meeting by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder on such proxy. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors on the proposals as described below and, if any other matters are properly brought before the Annual Meeting, the shares will be voted in accordance with the proxies’ judgment.

What are my voting rights?

Each share of Common Stock is entitled to one vote on each matter properly presented at the Annual Meeting. At the close of business on Friday, April 29, 2022, there were 104,609,286 shares of Common Stock outstanding. A list of all record stockholders as of the Record Date will be available during ordinary business hours at the Company’s principal place of business located at 9 Federal Street, Easton, MD 21601, from Friday, June 10, 2022, at least 10 days before the Annual Meeting, and will also be available for inspection at the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

●	FOR the election of each of the director nominees named in this proxy statement;
●	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;
●	FOR the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
●	In your discretion on such other business as may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof.

Why did I receive a one-page notice in the mail regarding the Internet Availability of Proxy Materials instead of a full printed set?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials via the Internet. Accordingly, the Company is mailing a Notice of Internet

Availability of Proxy Materials to stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials via the Internet or to request a printed set may be found in the Notice.

Where can I view the proxy materials on the Internet?

The Notice provides you with instructions on how to:

●	View proxy materials for the Annual Meeting via the Internet;
●	Instruct the Company to send current and future proxy materials to you in printed copy; and
●	Instruct the Company to send future proxy materials to you by email.

You can view the proxy materials for the Annual Meeting online at www.investors.terawulf.com and at www.proxydocs.com/WULF.

What is the quorum requirement for the Annual Meeting?

A quorum is the minimum number of shares required to be present or represented at the Annual Meeting for the meeting to be properly held. The presence, represented in person or by proxy, of the holders of a majority of the voting power of our outstanding Common Stock entitled to vote at the Annual Meeting will constitute a quorum to transact business at the Annual Meeting. Abstentions, “WITHHOLD” votes and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chair of the meeting may adjourn the meeting to another time or place.

What are broker non-votes?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee, as applicable, as to how to vote on matters deemed “non-routine” and there is at least one “routine” matter to be voted upon at the Annual Meeting. The beneficial owner of shares held in “street name” is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank or other nominee votes shares on the “routine” matters, but does not vote shares on the “non-routine” matters, those shares will be treated as broker non-votes with respect to the “non-routine” proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

What matters are considered “routine” and “non-routine”?

The ratification of the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 (Proposal No. 3) is considered “routine.” The election of directors (Proposal No. 1) and the non-binding, advisory vote to approve the compensation of our named executive officers (Proposal No. 2) are considered “non-routine.”

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy and entitled to vote on such proposal at the Annual Meeting (Proposal Nos. 2 and 3). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, you may only vote “FOR” or “WITHHOLD” authority to vote for each of the nominees. If you “WITHHOLD” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such nominees.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting. Broker non-votes will not be counted for purposes of determining the number of votes cast on a proposal because they are “not entitled to vote” on “non-routine” matters. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals.

What is the voting requirement to approve each of the proposals?

Proposal No. 1: Election of Directors. Directors are elected by a plurality of the votes cast. For each director nominee, you may vote (i) “FOR” or (ii) “WITHHOLD”. Because the outcome of this proposal will be determined by a plurality vote, shares voted “WITHHOLD” will not prevent a director nominee from being elected as a director. Broker non-votes will not affect the outcome of voting on this proposal.

Proposal No. 2: “Say-On-Pay.” We are seeking a non-binding, advisory vote by our stockholders to approve the compensation of our named executive officers as disclosed in greater detail in this proxy statement. The approval, on a non-binding, advisory basis, of the compensation of our named executive officers requires the affirmative vote of the majority of voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will count towards the quorum requirement for the Annual Meeting and will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of voting on this proposal. While the results of this advisory vote are non-binding, the Board values the opinions of our stockholders and will consider the outcome of the vote, along with other relevant factors, in deciding whether any actions are necessary to address the concerns raised by the vote and when making future compensation decisions for our named executive officers.

Proposal No. 3: Ratification of Appointment of RSM US LLP. The ratification of the appointment of RSM US LLP requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will count towards the quorum requirement for the Annual Meeting and will have the same effect as a vote against the proposal. As a “routine” proposal, we do not expect broker non-votes on this proposal.

Who will count the votes?

A representative of EQ will tabulate the votes and act as inspector of elections.

May I vote confidentially?

Yes. Our policy is to keep your vote confidential, except as otherwise legally required, to allow for the tabulation and certification of votes and to facilitate proxy solicitation.

What if additional matters are presented at the Annual Meeting?

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your properly executed proxy gives authority to Paul B. Prager, the Chair of our Board of Directors, and Stefanie C. Fleischmann, our General Counsel, to vote on such matters at their discretion.

Where can I find the voting results from the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K that we will file with the SEC within four business days after the date the Annual Meeting concludes.

How can I obtain information about the Company?

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2021 (our “Annual Report”) is available on our website at www.investors.terawulf.com. Stockholders may also obtain a free copy of our Annual Report, including the financial statements and the financial statement schedules, by visiting our website or by sending a request in writing to Attention: Office of the General Counsel, TeraWulf Inc., 9 Federal Street, Easton, MD 21601.

PROPOSAL 1 – ELECTION OF DIRECTORS

Under the Company’s amended and restated bylaws (the “bylaws”) and amended and restated certificate of incorporation (the “certificate of incorporation”), the Board of Directors shall consist of not less than three (3) nor more than ten (10) members, which number is determined by resolution of the Board of Directors. Directors are elected at each annual meeting of stockholders by the plurality of the votes cast. Except for directors elected by the holders of any series of preferred stock, any director or the entire Board may be removed from office at any time, with or without cause, but only by the affirmative vote of a majority of the total voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our Board of Directors resulting from death, resignation, retirement, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. The Board of Directors currently consists of nine directors.

All of the nominees for directors are members of the current Board of Directors. If any nominee for election to the Board of Directors should be unable or unwilling to accept nomination or election as a director, which is not expected, your proxy may be voted for a substitute or substitutes designated by the Board of Directors or the number of directors constituting the Board of Directors may be reduced in accordance with the Company’s certificate of incorporation and bylaws.

The Board of Directors recommends that the stockholders vote FOR the election of the nominees for directors listed below.

THE BOARD OF DIRECTORS

The following table sets forth certain information about our directors as of the date of this proxy statement.

Name	Age	Position
Paul B. Prager	63	Co-Founder, Chief Executive Officer and Chair of the Board of Directors
Nazar M. Khan	46	Co-Founder, Chief Operating Officer and Chief Technology Officer and Executive Director
Kerri M. Langlais	45	Chief Strategy Officer and Executive Director
Michael C. Bucella	35	Director
Walter E. Carter	62	Director
Catherine J. Motz	51	Director
Jason G. New	53	Director
Steven T. Pincus	63	Director
Lisa A. Prager	65	Director

Paul Prager has been the Co-Founder, Chief Executive Officer and the Chair of the Board of Directors since February 2021. Mr. Prager is also Co-Founder and Executive Chairman of NovaWulf Digital Management, LP (“NovaWulf”), an investment fund. Mr. Prager also founded and has been the President of Beowulf Energy LLC, a leading private energy infrastructure company, and its predecessor companies since 1993. Mr. Prager brings extensive investment and entrepreneurial experience in international shipping, commodity trading and power generation to the Board of Directors. He founded Brooklyn Marine & Oil LLC (physical and derivatives trading) and was previously the Chief Executive Officer of Direct Gas. A graduate of the U.S. Naval Academy, Mr. Prager is a member of the investment committee and trustee of the U.S. Naval Academy Foundation.

Nazar Khan has been the Co-Founder, Chief Operating Officer and Chief Technology Officer of TeraWulf and has also served on the Board of Directors since February 2021. Mr. Khan is also Co-Founder and Chief Operating Officer of NovaWulf. Mr. Khan brings tremendous experience in energy infrastructure and cryptocurrency mining to the Board of Directors and has led TeraWulf’s business strategy since its inception. As the Chief Operating Officer, Mr. Khan oversees the development and implementation of TeraWulf’s day-to-day operations, including hardware procurement, site evaluation, infrastructure buildout and identification of future growth opportunities. As the Chief

Technology Officer, Mr. Khan is responsible for TeraWulf’s technology resources and identifies the technologies to improve the efficiency of TeraWulf’s bitcoin mining business. From January 2002 to February 2021, Mr. Khan served as the Executive Vice President of Beowulf Energy LLC, where he led the firm’s acquisition and development efforts. Prior to Beowulf Energy LLC, Mr. Khan worked at Evercore Partners Inc. in both investment banking and private equity. Mr. Khan received a B.S. and a B.A. from the University of Pennsylvania.

Kerri Langlais has been the Chief Strategy Officer of TeraWulf since February 2021 and has also served on the Board of Directors since March 2022, where she is responsible for the development and implementation of TeraWulf’s overall corporate strategy, business development, strategic partnerships and growth initiatives. She brings more than 20 years of M&A, financing, strategy and power sector experience to the Board of Directors. From July 2010 to February 2021, Ms. Langlais served as an executive at Beowulf Energy LLC, where she led the firm’s M&A and financing efforts. Prior to Beowulf Energy LLC, Ms. Langlais spent nearly a decade in the Investment Banking Division at Goldman Sachs, where she was most recently in the Natural Resources advisory group in New York. Ms. Langlais also worked at Harvard University, where she provided advisory services to the university’s overall financial strategy and planning. Ms. Langlais received a B.A. in finance and graduated summa cum laude from Boston College.

Michael Bucella has been a member of the Board of Directors since March 2022. Since October 2017, Mr. Bucella has been a General Partner at BlockTower Capital, an institutional crypto asset and blockchain technology investment firm. Prior to joining BlockTower, Mr. Bucella spent nearly a decade with Goldman Sachs in New York, where he most recently worked in the Securities Division running the multi-asset sales and trading business for the Canadian region and, prior, led the institutional global equities franchise for the Canadian region. Mr. Bucella joined Goldman Sachs in 2008 as part of the firm’s asset management division (GSAM), where he focused on cross-asset, global investment strategies for North American institutions. Mr. Bucella is a graduate of Fordham University and currently a member of the Fordham University President’s Council. He is also a mentor for the Creative Destruction Labs accelerator programs in both New York and Toronto. Mr. Bucella brings critical industry knowledge and expertise in the crypto asset and blockchain sector to the Board of Directors.

Walter Carter has been a member of the Board of Directors since November 2021. Mr. Carter became the eighth president of the University of Nebraska in January 2020 after retiring as Vice Admiral following 38 years of service in the U.S. Navy. Most recently, Mr. Carter served as Superintendent of the U.S. Naval Academy, his alma matter, from July 2014 until July 2019. Under his leadership, the U.S. Naval Academy reached the No. 1 public school ranking by Forbes and expanded academic opportunity and diversity. Mr. Carter was recently awarded the Distinguished Graduate Award, the Naval Academy’s highest honor. Mr. Carter is also a Distinguished Flying Cross and Bronze Star recipient. He graduated from the Navy Fighter Weapons School (Top Gun) in Miramar, California, and was commander for the Carrier Strike Group Twelve, in which he commanded 20 ships, two nuclear-powered aircraft carriers and two carrier air wings that were deployed to Afghanistan in the Arabian Gulf. He is a naval flight officer with more than 6,300 flying hours and has completed 2,016 carrier-arrested landings, an American record. Mr. Carter’s extensive leadership background brings a strong commitment to corporate ethics, values and business practices to the Board of Directors.

Catherine “Cassie” Motz has been a member of the Board of Directors since November 2021. Ms. Motz has been the Executive Director of the CollegeBound Foundation in Baltimore, a nonprofit focused helping Baltimore City students matriculate to college, since January 2014 and served on the University System of Maryland Board of Regents from June 2014 through March 2015. Born and raised in Baltimore City and a current resident of Baltimore City, Ms. Motz is currently on the board of the Catholic Charities of Baltimore and was formerly on the UMBC Public Policy External Advisory Board and served as Board President of Baltimore Outreach Services, a homeless shelter and job-training program for women. Previously, she was a Deputy Chief of Staff to Governor Martin O’Malley. She also served as Deputy Legal Counsel to Governor O’Malley and as the Interim Director of the Governor’s Office for Children. Ms. Motz graduated summa cum laude from Dartmouth College with a B.A. in history and earned a J.D. from Yale Law School. Between college and law school, she taught at a public middle school in the South Bronx, New York through Teach for America. After graduating from law school and clerking for U.S. District Judge James Robertson in Washington, DC, Ms. Motz practiced law for several years in Washington. As an Assistant U.S. Attorney, she prosecuted homicide and domestic violence cases and argued appellate cases in federal and local courts. She later served as a Deputy Attorney General for the District of Columbia government, representing the city’s child welfare and mental health agencies. Ms. Motz also taught as an adjunct professor at the University of Maryland School of Law. Ms. Motz

brings to extensive leadership and public policy experience to the Board of Directors, and her distinguished career in both non-profit and government helps the Company execute on its strategy of sustainable growth and community impact.

Jason New has been a member of the Board of Directors since November 2021. Mr. New is Co-Founder and Managing Partner of NovaWulf and oversees the firm’s portfolio construction, research, legal and regulatory review, deal origination and execution. Prior to founding NovaWulf, from April 2020 to December 2021, Mr. New was the Chief Executive Officer of Onex Credit Partners, a $23 billion alternative credit manager. Prior to joining Onex, Mr. New spent 15 years at Blackstone, a leading global asset manager, where he was a Senior Managing Director and Co-Head of Distressed and Special Situation Investing for GSO Capital Partners (“GSO”), one of the world’s largest credit-oriented asset managers. Mr. New was an original partner of GSO and a member of the GSO Investment Committee. Mr. New was the portfolio manager of several GSO funds. Mr. New is currently on the board of The Eastman Kodak Company (NYSE: KODK). Before joining GSO in 2005, Mr. New was a senior member of the Distressed Group at Credit Suisse. Mr. New started his career as an attorney with Sidley Austin. Mr. New holds a B.A., magna cum laude, from Allegheny College and a J.D. from Duke University, where he is on the Board of Visitors. Mr. New brings to the Board of Directors a wealth of experience in complex financial structuring and optimization in a public company setting.

Steven Pincus has been a member of the Board of Directors since November 2021. Mr. Pincus has served as an Executive Vice President with global insurance company Willis Towers Watson since August 2002 and is the Global Head of Broking for the firm’s FINEX business. He is also part of the global Corporate Risk and Broking leadership team. With over 40 years of experience, Mr. Pincus has extensive expertise in the energy and high-tech sectors. He began his career at AIG and held senior roles at Johnson & Higgins and Aon. Mr. Pincus leads FINEX employee engagement and served on the board of The Storefront Academy, a tuition-free private school in Harlem, New York. He received his BSBA in economics from the University of Arizona. Mr. Pincus brings substantial risk management, financial oversight and operational expertise to the Board of Directors, which is expected to help in the execution of the Company’s growth plan in a dynamic market.

Lisa Prager has been a member of the Board of Directors since November 2021. Ms. Prager serves as the General Counsel and Executive Vice President of the Agricultural Bank of China — New York Branch, an international commercial bank and financial services provider, since September 2017. From July 2016 through August 2017, Ms. Prager was a partner at Holland & Knight LLP and, from 2013 to 2016, she was a partner at Schulte Roth & Zabel LLP. At Holland & Knight LLP, Schulte Roth & Zabel LLP and other law firms where she was a partner previously, Ms. Prager focused on government investigations relating to the Foreign Corrupt Practices Act, U.S. economic sanctions laws, anti-money laundering laws, the Dodd-Frank Act’s whistleblower provisions and other matters. Prior to entering private practice, Ms. Prager was a federal prosecutor in the U.S. Attorney’s Office for the District of Columbia and Acting Assistant Secretary and Deputy Assistant Secretary for Export Enforcement at the U.S. Department of Commerce’s Bureau of Industry and Security. As an Assistant U.S. Attorney, Ms. Prager handled federal cases involving terrorism, wire and mail fraud, economic espionage, and export control violations, among other matters. Ms. Prager received a B.A. from Yale University and J.D. from Western New England University School of Law. Ms. Prager brings broad legal, compliance and regulatory expertise to the Board of Directors.

Family Relationships

Lisa Prager is a sister of Paul Prager, the Company’s Co-Founder, Chief Executive Officer and Chair of the Board of Directors. There are no other family relationships among any of the Company’s executive officers or members of the Board of Directors.

Board Diversity

Diversity Matrix (As of May 2, 2022)
Total Number of Directors	9
				Did Not Disclose
	Female	Male	Non-Binary	Gender
Part I: Gender Identity
Directors	3	6	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0
Directors who are Military Veterans: 2

Required Vote

The directors will be elected by a plurality of the votes cast at the Annual Meeting. Shares voted “WITHHOLD” will not prevent a director nominee from being elected as a director. Brokers do not have discretion to vote any uninstructed shares over the election of directors. Such broker non-votes will not affect the outcome of voting on this proposal.

CORPORATE GOVERNANCE

Controlled Company Status

Paul Prager, TeraWulf’s Chief Executive Officer, and Stammtisch Investments LLC (“Stammtisch”), a company controlled by Mr. Prager, together have the right to vote a majority of the outstanding Common Stock and, therefore, have the power to elect a majority of TeraWulf’s directors, in each case, through their respective ownership of shares of the Common Stock as well as through the exercise by them of voting control over shares of the Common Stock with respect to which they have been granted irrevocable voting proxies. Mr. Prager and Stammtisch currently hold approximately 56% of the voting power of TeraWulf. As a result, TeraWulf is a “controlled company” within the meaning of The Nasdaq Stock Market LLC’s (the “Nasdaq”) corporate governance requirements. Under these Nasdaq corporate governance requirements, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that (i) a majority of the members of the board of directors are independent directors, (ii) compensation of executive officers be determined or recommended to the board of directors by a majority of independent directors or by a compensation committee composed entirely of independent directors and (iii) director nominees be selected or recommended for selection by a majority of independent directors or by a corporate governance and nominating committee composed entirely of independent directors.

TeraWulf may utilize some or all of these “controlled company” exemptions and, as a result, investors may not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq corporate governance requirements. If TeraWulf ceases to be a “controlled company” and shares of the Common Stock continues to be listed on Nasdaq, TeraWulf will be required to comply with these Nasdaq corporate governance requirements and, depending on the independence determination of the Board of Directors with respect to its then-current directors, TeraWulf may be required to add additional directors to its Board of Directors in order to achieve such compliance within the applicable transition period.

Director Independence

Nasdaq listing rules generally require that a majority of a company’s board of directors must consist of “independent directors” within the meaning of Nasdaq listing rules. The Board of Directors has determined that each of Michael Bucella, Walter Carter, Catherine Motz, Jason New and Steven Pincus is an “independent director” within the meaning of Nasdaq listing rules.

Board of Directors Leadership Structure and Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the Company’s risk management process. The Board of Directors focuses on the Company’s general risk management strategy and the most significant risks facing the Company and oversees the implementation of risk mitigation strategies by the Company’s management. The Board’s Audit Committee is also responsible for discussing the Company’s policies with respect to risk assessment and risk management. The Board of Directors believes its administration of its risk oversight function has not negatively affected the leadership structure of the Board of Directors.

Paul Prager currently serves as the Chair of our Board of Directors and our Chief Executive Officer. Our Board of Directors does not currently have a policy as to whether the role of Chair of our Board of Directors and the Chief Executive Officer should be separate. Instead, such relationship is defined and governed by the certificate of incorporation and the bylaws, which permit the same person to hold both offices. In addition, our Board of Directors does not currently have a policy as to whether an independent director may be appointed as lead director.

The Board of Directors understands that no single approach to board leadership is universally accepted and that the appropriate leadership structure may vary based on several factors, such as a company’s size, industry, operations, history and culture. Accordingly, our Board of Directors assesses its leadership structure in light of these factors and the current environment to achieve the optimal model for us and for our stockholders.

The composition of the Board of Directors, the tenure of the directors with the Company, the overall experience of the directors and the experience that the directors have had with the Chair and the executive management team permit and encourage each member to take an active role in all discussions, and each member does actively participate in all substantive discussions. We and our Board believe that our current Board of Directors leadership structure is serving the Company well at this time.

Board of Directors Meetings and Committees

The Board of Directors has two committees, the Audit Committee and the Compensation Committee.

The Audit and Compensation Committees operate under written charters, which are available at the Company’s website at www.investors.terawulf.com. The current committee membership of our Board of Directors is as follows:

	Audit	Compensation
Director	Committee	Committee
Paul Prager		✓
Nazar Khan
Kerri Langlais
Michael Bucella
Walter Carter	C
Catherine Motz	✓	✓
Jason New		✓
Steven Pincus	✓
Lisa Prager		C

C = Chair

Audit Committee

Our Audit Committee consists of Walter Carter, as Chair, Catherine Motz and Steven Pincus.

Our Board of Directors has determined that each member of the Audit Committee is independent under the Nasdaq listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that Mr. Carter is an “audit committee financial expert” within the meaning of the SEC rules and regulations. In addition, the Board of Directors has determined that each member of the Audit Committee has the requisite financial sophistication required under the applicable requirements of Nasdaq. In arriving at this determination, the Board of Directors examined each member’s scope of experience and the nature of his or her employment in the corporate finance sector.

The principal duties and responsibilities of our Audit Committee are as follows:

●	appointing, compensating, retaining, evaluating, terminating and overseeing the Company’s independent registered public accounting firm;
●	discussing with the independent registered public accounting firm its independence from the Company’s management;
●	reviewing, with the Company’s independent registered public accounting firm, the scope and results of its audit;
●	approving all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm;
●	overseeing the financial reporting process and discussing with the Company’s management and independent registered public accounting firm the quarterly and annual financial statements that the Company files with the SEC;
●	overseeing the Company’s financial and accounting controls and compliance with legal and regulatory requirements;
●	reviewing the Company’s policies on risk assessment and risk management;
●	reviewing related person transactions; and
●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Our Compensation Committee consists of Lisa Prager, as Chair, Paul Prager, Catherine Motz and Jason New. The principal duties and responsibilities of the Compensation Committee are as follows:

●	review and approve the Company’s compensation strategy to ensure it is appropriately tailored towards attracting, retaining and motivating senior management and other key employees;
●	reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving the compensation of the Company’s Chief Executive Officer and other executive officers;
●	reviewing and approving or making recommendations to the Board of Directors regarding the Company’s incentive compensation and equity-based plans, policies and programs;

●	reviewing and approving any employment agreement or compensatory transaction with an executive officer of the Company involving compensation in excess of $120,000 per year;
●	making recommendations to the Board of Directors regarding the executive officer and director indemnification and insurance matters; and
●	retaining and overseeing any compensation consultants.

Mr. Prager is not considered to be independent due to his position as Chief Executive Officer of the Company, and Ms. Prager is not considered to be independent under applicable Nasdaq rules due to her family relationship with Mr. Prager. Following the time at which the Company is no longer a “controlled company” as defined under the Nasdaq rules, it is expected that each member of the Compensation Committee will be “independent” under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.

Director Nominations

The Company does not currently have a standing corporate governance and nominating committee, although it intends to form a corporate governance and nominating committee as and when required to do so by law or by Nasdaq listing rules. The Board of Directors believes that the directors can satisfactorily carry out the responsibility of properly selecting and/or approving director nominees without the formation of a standing corporate governance and nominating committee. As there is no standing corporate governance and nominating committee, the Company does not have a corporate governance and nominating committee charter in place.

The Board of Directors considers director candidates recommended for nomination by the Company’s stockholders during such times as they are seeking proposed director nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). A stockholder of the Company that wishes to nominate a director for election to the Board of Directors should follow the procedures set forth in the bylaws.

The Company has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating director nominees, the Board of Directors considers educational background, diversity of professional experience, knowledge of the Company’s business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of the Company’s stockholders.

Compensation Committee Interlocks and Insider Participation

Members of our Compensation Committee during 2021 included Lisa Prager, as Chair, Paul Prager, Catherine Motz and Jason New. Other than Mr.  Prager, our Chief Executive Officer and the Chair of our Board of Directors, none of these directors has ever served as an officer or employee of the Company. During 2021, none of the members of the Compensation Committee, other than Mr. Prager, had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the Board of Directors or Compensation Committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board of Directors or our Compensation Committee.

Code of Ethics

Our Board of Directors has adopted a code of conduct and ethics that applies to all of our directors, officers and employees and is intended to comply with the relevant listing requirements for a code of conduct as well as qualify as a “code of ethics” as defined by the rules of the SEC. The code of conduct and ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics. We intend to disclose future amendments to certain provisions of our code of conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, on our website at www.investors.terawulf.com. The code of conduct is available on our website.

Compensation Risk Assessment

We believe that the performance goals and incentive plan structures generally established under the Company’s executive, annual and long-term incentive programs would not contribute to excessive risk taking by our senior executives or employees. The approved goals under our incentive programs are consistent with our financial operating plans and strategies, and these programs are discussed and reviewed by the Compensation Committee. The Company’s compensation systems are balanced, rewarding both short-term and long-term performance, and its performance goals are team oriented, rather than individually focused, and include measurable factors and objective criteria. The Compensation Committee is actively engaged in setting compensation systems, monitoring those systems during the year and using discretion in making rewards, as necessary. As a result of the procedures and practices described above, the Compensation Committee believes that the Company’s compensation policies and practices for its employees do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

Communications with the Board of Directors

Stockholders and other interested parties desiring to communicate directly with the full Board of Directors, the Audit Committee, the Compensation Committee, the non-management directors as a group or with any individual director or directors may do so by sending such communication in writing, addressed to the attention of the intended recipient(s), c/o the Office of the General Counsel, TeraWulf Inc., 9 Federal Street, Easton, MD 21601. Interested parties may communicate anonymously and/or confidentially if they desire. All communications received that relate to accounting, internal accounting controls or auditing matters will be referred to the chair of the Audit Committee unless the communication is otherwise addressed. All other communications received will be forwarded to the appropriate director or directors.

Director Attendance at Annual Meeting

The Company encourages all of our directors to attend each annual meeting of stockholders. In 2021, prior to the Company’s completion of its business combination with IKONICS Corporation (“IKONICS”), IKONICS held an annual meeting of shareholders on April 29, 2021 which was held virtually; all of the IKONICS directors attended.

Hedging Policy

The Company’s Securities Trading Policy discourages speculative hedging transactions, but does permit directors, officers and employees of the Company to enter into long-term (twelve months or longer) hedging transactions that are designed to protect the individual’s investment in his or her shares of common stock or stock options of the Company, subject to the pre-clearance procedures outlined in the Securities Trading Policy.

EXECUTIVE OFFICERS

The names of the current executive officers of the Company (and their respective ages as of the date of this proxy statement) are set forth below.

Name	Age	Position
Paul Prager	63	Chief Executive Officer and Chair of the Board of Directors
Kenneth Deane	52	Chief Financial Officer
Nazar Khan	46	Chief Operating Officer, Chief Technology Officer and Executive Director
Kerri Langlais	45	Chief Strategy Officer and Executive Director

Paul Prager. For the biography of Paul Prager, please see “The Board of Directors.”

Kenneth Deane has been the Chief Financial Officer of TeraWulf since July 2021, where he is responsible for TeraWulf’s financial functions, including accounting, audit, internal control and treasury. Mr. Deane brings more than 20 years of financial and operation experience in the power, high tech and public accounting sectors. From January 2008 until May 2021, Mr. Deane was an executive with Colorado Energy Management, LLC, an energy infrastructure management company, where he was most recently the Chief Financial Officer. When Heorot Power Management LLC, an owner and operator of power generation assets, was formed in 2015, Mr. Deane also became its Senior Vice President of Finance. Prior to his tenure at Colorado Energy Management, LLC, Mr. Deane was Vice President and Corporate Secretary at Isonics Corporation; a Senior Finance Manager at Sun Microsystems, Inc.; and an Audit Manager at Deloitte LLP. He holds a B.S. and M.S. in accounting from the University of Florida.

Nazar Khan. For the biography of Nazar Khan, please see “The Board of Directors.”

Kerri Langlais. For the biography of Kerri Langlais, please see “The Board of Directors.”

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. As a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act, we are not required to include a Compensation Discussion and Analysis and have elected to comply with the scaled disclosure requirements applicable to smaller reporting companies. Our named executive officers for the fiscal year ended December 31, 2021 were as follows:

●	Paul B. Prager — Chief Executive Officer and Chair of the Board of Directors
●	Nazar M. Khan — Chief Operating Officer, Chief Technology Officer and Executive Director
●	Kerri M. Langlais — Chief Strategy Officer
●	Glenn Sandgren — Chief Executive Officer of IKONICS
●	Claude P. Piguet — Executive Vice President, IKONICS
●	Kenneth D. Hegman — Chief Operating Officer, IKONICS

Summary Compensation Table

The following table sets forth compensation information for our named executive officers for services performance for the Company and its subsidiaries for the year ended December 31, 2021:

Summary Compensation Table for 2021

						All Other
				Stock Awards	Option Awards	Compensation
Name and Principal Position		Salary	Bonus	($)	($)	($)	Total
(1)	Year	($)	(2)	(3)	(4)	(5)	($)
Paul B. Prager, Chief Executive Officer and Chair of the Board of Directors	2021	612,248	—	—	—	12,980	625,228
Nazar M. Khan, Chief Operating Officer, Chief Technology Officer and Executive Director	2021	291,206	—	—	—	13,249	304,455
Kerri M. Langlais, Chief Strategy Officer	2021	261,789	—	—	—	12,222	274,011
Glenn Sandgren, Chief Executive	2021	275,000	—	75,710	68,400	545,233	964,343
Officer, IKONICS	2020	234,896	30,000	—	29,000	57,302	351,198
Claude P. Piguet, Executive Vice	2021	177,913	—	—	—	343,537	521,450
President, IKONICS	2020	170,500	—	65,100	—	4,374	239,974
Kenneth D. Hegman, Chief	2021	179,435	—	—	—	343,583	523,018
Operating Officer, IKONICS	2020	171,959	—	65,100	—	4,411	241,470

(1)	While Messrs. Sandgren, Piguet and Hegman were not executive officers of the Company on December 31, 2021, they have been included in the Summary Compensation Table for 2021 in accordance with SEC rules as Mr. Sandgren served as the principal executive officer during 2021 and Messrs. Piguet and Hegman would have been the two most highly compensated executive officers of the Company but for the fact that they were not serving in such capacity as of December 31, 2021.

(2)	The annual cash bonus payouts for fiscal year 2021 have not been determined or approved as of the date of this proxy statement. To the extent any such bonuses are earned by Mr. Prager, Mr. Khan and/or Ms. Langlais, we will file a Current Report on Form 8-K with such information when those amounts are determined by our Compensation Committee.

(3)	Represents the aggregate grant date fair value of the restricted stock units (“RSUs”) granted in 2021 and 2020 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation. For Mr. Sandgren, this amount is calculated by multiplying $11.30 per share (the closing price of IKONICS common stock on the grant date for accounting purposes) by the 6,700 RSUs granted on June 24, 2021. For Messrs. Piguet and Hegman, this amount is calculated by multiplying $6.51 per share (the closing price of IKONICS common stock on December 21, 2020, the grant date for accounting purposes) by the 10,000 RSUs which were approved ) by the IKONICS board of directors on December 21, 2020 (the grant date for accounting purposes) to be granted and issued to each such individual on January 1, 2021.

(4)	Represents the aggregate grant date fair value of the stock options granted in 2020 computed in accordance with FASB ASC Topic 718. For Mr. Sandgren, this amount is calculated by multiplying $6.84 per share by the 10,000 options granted on February 10, 2021 (representing the Black-Scholes value of the option on the grant date).

(5)	Amounts reported in the Summary Compensation Table for 2021 as “All Other Compensation” for fiscal 2021 include the following: for Mr. Prager: employer matching contributions to defined contribution plans of $12,980; for Mr. Khan: employer matching contributions to defined contribution plans of $13,249; for Ms. Langlais: employer matching contributions to defined contribution plans of $12,222; for Mr. Sandgren: employer matching contributions to defined contribution plans of $8,250, the value of unvested RSUs that were cancelled and converted into the right to receive a cash payment in connection with the Company’s completion of its business combination, including the related mergers (the “mergers”), with IKONICS on December 13, 2021 (the “closing”) pursuant to the agreement and plan of merger, dated as of June 24, 2021 (as amended, the “merger agreement”) of $181,275 (determined using a price per IKONICS share of $33.82) and the intrinsic value of options for which vesting was accelerated and that were exercised into shares of IKONICS common stock on December 2, 2021 in connection with the mergers of $355,708 (determined using the closing price per IKONICS share of $30.51); for Mr. Piguet: employer matching contributions to defined contribution plans of $5,337 and the value of unvested RSUs that were cancelled and converted into the right to receive a cash payment in connection with the mergers of $338,200 (determined using a price per IKONICS share of $33.82); and for Mr. Hegman: employer matching contributions to defined contribution plans of $5,383 and the value of unvested RSUs that were cancelled and converted into the right to receive a cash payment in connection with the mergers of $338,200 (determined using a price per IKONICS share of $33.82). On four occasions in 2021, family members or guests of Mr. Prager accompanied him on business trips on a Company leased aircraft. In those instances, there is no incremental cost to the Company, and as a result, no amount is reflected in the table. For Mr. Sandgren, the value attributed to his unvested equity awards for which vesting was accelerated in connection with the mergers, is inclusive of the awards reported in the “Stock Awards” and “Option Awards” columns for 2021.

Narrative to Summary Compensation Table

Employment Agreements

Paul Prager, Nazar Khan and Kerri Langlais

The Company is party to an employment agreement with each of Mr. Prager, Mr. Khan and Ms. Langlais (the “TW Employment Agreements”). The TW Employment Agreements provide for the general terms of employment, including annual base salary ($950,000, $450,000 and $400,000 for Mr. Prager, Mr. Khan and Ms. Langlais, respectively), annual target bonus opportunity (150% of base salary, 100% of base salary and 50% of base salary for Mr. Prager, Mr. Khan and Ms. Langlais respectively), business expense reimbursement, eligibility to participate and receive awards under the TeraWulf 2021 Omnibus Incentive Plan (the “2021 Plan”) (or its successor plan) and eligibility to participate in the benefit plans and programs made available from time to time for employees generally, including medical, 401(k) and paid time off, subject to the terms and conditions of such benefit plans and programs.

As of the date of this proxy statement, the Company has not determined or approved annual bonuses earned, if any, for Mr. Prager, Mr. Khan or Ms. Langlais, for fiscal year 2021.

See the section titled “Potential Payments Upon Termination of Employment or Change in Control” below for additional details related to severance payments and benefits that will be provided to each of Mr. Prager, Mr. Khan and Ms. Langlais pursuant to their respective TW Employment Agreement upon termination of their respective employment under certain circumstances.

Glenn Sandgren

IKONICS is a party to an employment agreement with Mr. Sandgren (the “IK Employment Agreement”), which provides that Mr. Sandgren will receive an annual base salary of $275,000, will be eligible for an annual cash incentive under IKONICS’s cash incentive plan with a target incentive opportunity of 50% of his base salary, will receive certain equity awards under the IKONICS’s 2019 Equity Incentive Plan (the “2019 Plan”) and will be eligible to participate in the benefit plans and programs made available from time to time for employees generally. See the section titled “Potential Payments Upon Termination of Employment or Change in Control” below for additional details related to severance payments and benefits that will be provided to Mr. Sandgren pursuant to his IK Employment Agreement upon termination of his employment under certain circumstances.

Other Compensation and Benefit Plans

TeraWulf 2021 Omnibus Incentive Plan

The board of directors of TeraCub Inc. (f/k/a TeraWulf Inc.), a Delaware corporation and wholly-owned subsidiary of the Company, adopted the 2021 Plan on May 13, 2021, and the 2021 Plan was approved by its stockholders on May 13, 2021. On December 14, 2021, our board of directors approved the assumption of and the Company assumed the 2021 Plan in connection with the closing of the mergers. The purposes of the 2021 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our service providers and to promote the success of the Company’s business.  The 2021 Plan is administered by the compensation committee of our board of directors.

Under the 2021 Plan, the Company is authorized to grant an aggregate of 12,660,354 shares of our common stock (the “Share Pool”) to eligible participants in the form of stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance awards and other awards that may be settled in or based on our common stock. In addition, the 2021 Plan provides for an automatic increase in the number of shares reserved for issuance thereunder. The Share Pool will automatically increase each fiscal year following May 13, 2021, beginning with fiscal year 2022 and ending with fiscal year 2026 by the lesser of (i) 1% of the total number of shares of our common stock outstanding on the last day of the immediately preceding fiscal year on a fully diluted basis assuming that all shares available for issuance under the 2021 Plan are issued and outstanding or (ii) such number of shares of our common stock determined by our board of directors. The increase shall occur on the first day of each such fiscal year or another day selected by our board of during such fiscal year.

The Company did not make any grants of stock-based awards to any of our named executive officers under the 2021 Plan in fiscal 2021.

IKONICS’s 2019 Equity Incentive Plan

In 2021, IKONICS granted 10,000 RSUs to each of Messrs. Piguet and Hegman, 6,700 RSUs to Mr. Sandgren and 10,000 options to Mr. Sandgren, in each case, under the 2019 Plan. These awards were subject to service-based vesting conditions. Each of Messrs. Sandgren, Piguet and Hegman agreed to the cancellation of their outstanding RSU awards that were outstanding as of immediately prior to the effective time of the first merger in exchange for the right to receive a cash payment equal to $33.82 for each share of IKONICS common stock underlying each such RSU award, net of any applicable withholding taxes. Pursuant to the terms of the merger agreement, for Mr. Sandgren, on December 2, 2021, his outstanding unvested options granted under the 2019 Plan were fully vested. He subsequently exercised, on December 2, 2021, all of his vested options to acquire shares of IKONICS’ common stock.

Retirement Plans

The Company and its subsidiaries sponsor 401(k) defined contribution retirement plans intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended, or the Code. Employees who meet the eligibility requirements may make pre-tax contributions to the applicable plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code.

Under the Company’s defined contribution retirement plan, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made.  Messrs. Prager and Khan and Ms. Langlais each participate in the Company’s defined contribution retirement plan.

Under the IKONICS defined contribution retirement plan, IKONICS contributes to each participant’s account 3% of the participant’s compensation in the 401(k) plan. Each of Messrs. Sandgren, Piguet and Hegman each participate in the IKONICS defined contribution retirement plan.

Health and Welfare Plans, Perquisites and Other Personal Benefits

Our named executive officers are eligible to participate in our employee benefits plans, including our medical, dental, vision, life and disability plans, in each case, on the same basis as all of our other employees.

From time to time, our named executive officers travel on a Company chartered aircraft to maximize the efficiency of their travel and availability for Company business. On four occasions in 2021, family members or guests of Mr. Prager accompanied him on business trips on Company chartered aircraft at no incremental cost to us.

Other Compensation Policies and Practices

Securities Trading Policy

Our Securities Trading Policy provides that employees, including our executive officers and the members of our board of directors, are prohibited from engaging in transactions in our securities if such employee possesses material, non-public information about the Company. In addition, certain persons covered by our Securities Trading Policy must advise our General Counsel before effectuating any transaction in our securities. Because the Company believes it is improper and inappropriate for any person to engage in short-term or speculative transactions involving the Company’s securities, it is the policy of the Company that directors, officers and employees of the Company, and their related persons, are prohibited from engaging in any of the following activities with respect to securities of the Company: (i) purchases of the Company’s stock of the Company on margin generally; (ii) short sales and (iii) buying or selling puts, calls, options or other derivatives in respect of the Company’s securities.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2021, none of our named executive officers held any outstanding equity awards.

Potential Payments Upon Termination or Change in Control

The following summaries describe the potential payments and benefits that we would provide to our named executive officers in connection with a termination of employment and/or a change in control, assuming the applicable triggering event occurred on December 31, 2021.

Severance Benefits – Paul Prager, Nazar Khan and Kerri Langlais

The TW Employment Agreements provide that, if a named executive officer’s employment is terminated by the Company without “cause” (including non-renewal of the term) or by such named executive officer for “good reason” (each as defined in the applicable TW Employment Agreement), subject to such named executive officer’s execution of an effective general release of claims and continued compliance with non-competition, non-solicitation and other restrictive covenants applicable to such named executive officer pursuant to such named executive officer’s restrictive covenant agreement (which is incorporated by reference into such named executive officer’s TW Employment Agreement), the Company will pay or provide the named executive officer with the following severance benefits:

(i)

a lump-sum cash payment payable on the 60th calendar day following the termination date in an aggregate amount equal to the annual base salary that would have been paid to the named executive officer during the 12–month (for Mr. Prager only, 18–month) period (the “severance period”) following the termination date;

(ii)

continued coverage during the severance period (or until such named executive officer becomes eligible for comparable coverage under the medical health plans of a successor employer, if earlier) for such named executive officer and any eligible dependents under all of the Company’s health and welfare plans in which such named executive officer and any such dependents participated immediately prior to the termination date, subject to any active-employee cost-sharing or similar provisions in effect for such named executive officer thereunder as of immediately prior to the termination date; provided, however, that such coverage will not be provided in the event the Company would be subject to any excise tax under Section 4980D of the Code or other penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and, in lieu of providing the coverage described above, the Company will instead pay such named executive officer a fully taxable monthly cash payment in an amount such that, after payment by such named executive officer of all taxes on such payment, such named executive officer retains an amount equal to the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the severance period;

(iii)

a prorated portion of the annual bonus payable with respect to the fiscal year in which such termination occurs determined on a daily basis, based on target level of achievement of the applicable performance goals for such year, payable on the 60th calendar day following the termination date;

(iv)

any previously earned annual bonus payable to such named executive officer for any fiscal year completed on or before the termination date that has not been paid to such named executive officer as of the termination date, payable on the 60th calendar day following the termination date; and

(v)

all outstanding equity awards then-held by such named executive officer will be treated in accordance with the terms of the applicable equity plan and award agreements; provided, however, that, with respect to awards that vest (x) solely based on continued service with the Company, such named executive officer will vest in any tranche scheduled to vest in accordance with the applicable award agreement during the severance period and (y) based on the achievement of performance criteria, based on the actual achievement of such performance criteria that occurs during the severance period.

The TW Employment Agreements provide that if a named executive officer’s employment is terminated by the Company due to such named executive officer’s death or disability (each as defined in the applicable TW Employment Agreement), subject to such named executive officer’s (or his or her estate’s) execution of an effective general release of claims and continued compliance with non-competition, non-solicitation and other restrictive covenants applicable to such named executive officer pursuant to such named executive officer’s restrictive covenant agreement, the Company will pay or provide such named executive officer (or his or her estate) with the following severance benefits:

(i)

a prorated portion of the annual bonus payable with respect to the fiscal year in which such termination occurs determined on a daily basis, based on target level of achievement of the applicable performance goals for such year, payable on the 60th calendar day following the termination date; and

(ii)

any previously earned annual bonus payable to such named executive officer for any fiscal year completed on or before the termination date that has not been paid to such named executive officer as of the termination date, payable on the 60th calendar day following the termination date.

Pursuant to the terms of a restrictive covenant agreement entered into between the Company and each of the named executive officers, each of the named executive officers is bound by certain restrictive covenants during employment and for a specified period thereafter, including non-competition (6 months post-employment; provided that such period increases to 12 months post-employment if the named executive officer’s employment is terminated by the Company for cause), non-solicitation (18 months post-employment), non-disparagement (indefinite) and confidentiality (indefinite).

Severance Benefits – Glenn Sandgren

The IK Employment Agreement provides that if Mr. Sandgren’s employment is terminated by IKONICS without “cause” or by him for “good reason” (each as defined in the IK Employment Agreement) prior to February 10, 2025, subject to his execution of an effective general release of claims and continued compliance with non-competition, non-solicitation and other restrictive covenants applicable to him pursuant to his confidentiality and non-competition agreement (which is incorporated by reference into the IK Employment Agreement), IKONICS will pay or provide him with the following severance benefits:

(i)

cash payments payable in substantially equal installments in accordance with IKONICS’ normal payroll following the 60th calendar day following the termination date in an aggregate amount equal to the annual base salary that would have been paid to him during the six–month period (the “severance period”) following the termination date;

(ii)	continued health insurance coverage during the severance period for him and any eligible dependents under all of IKONICS’ health and welfare plans if he elects such coverage under COBRA; and
(iii)	immediate vesting of any then granted but unvested stock options, which would then remain exercisable for one year following the termination date; provided, however, that

(iv) in the event his employment is terminated by IKONICS without cause or by him for good reason within 18 months following a change in control (as defined in the 2019 Plan), “severance period” will instead mean the 12-month period following the termination date and promptly following the change in control, IKONICS will place an amount equal to 12 months of his then-current base salary into an escrow account until either (a) the amount is released to him to satisfy IKONICS’ obligation to pay severance benefits under the IK Employment Agreement or (b) at least 18 months have elapsed after the change in control.

Mr. Sandgren has also entered into a confidentiality and non-competition agreement that generally provides that he will not solicit any other employee of IKONICS to leave IKONICS during his employment with IKONICS and for two years thereafter, will not compete with IKONICS during his employment and for one year thereafter, and will protect the proprietary information of IKONICS during and following his employment.

Retention Awards

On June 24, 2021, IKONICS entered into retention award agreements with Mr. Piguet and Mr. Hegman pursuant to which each executive will be entitled to receive $50,000 upon the earlier of (i) the closing of one or any series of Legacy Monetizations amounting to Net Proceeds (each term as defined in the Contingent Value Rights Agreement), before taking into account any payments under the retention awards (“Adjusted Net Proceeds”), in excess of $5,000,000 in the aggregate and (ii) the date that is 18 months after the closing under the merger agreement (i.e., June 13, 2023). To the extent the Adjusted Net Proceeds of one or any series of Legacy Monetizations under the Contingent Value Rights Agreement exceeds $5,000,000, each officer will be entitled to receive an additional payment equal to 0.75% of the total amount such aggregate Adjusted Net Proceeds exceed $5,000,000. Each officer generally must remain continuously employed through the closing of any Legacy Monetization giving rise to a payment under his retention award agreement and the payment date of such amount; however, if the executive’s employment is terminated by IKONICS without “cause” (as defined in the retention award agreement) after the closing of a Legacy Monetization but prior to the payment date of the retention bonus earned in respect of such Legacy Monetization, then, subject to the executive’s execution and non-recission of a release of claims, the executive will be eligible to receive the retention bonus earned in respect of such Legacy Monetization as if he had remained employed through the applicable payment date.

DIRECTOR COMPENSATION

Compensation of Directors

Consistent with our non-employee director compensation policy, each of our non-employee directors will receive an annual director fee, fees for serving as the lead independent director or chair of a committee and equity awards in connection with his or her services. In addition, each director is reimbursed for out-of-pocket expenses in connection with his or her services. As employees of the Company, Mr. Prager and Mr. Khan do not receive any additional compensation for their service on our board of directors.

Our current non-employee director compensation program has two components: (1) a cash component, designed to compensate members for their service on our board of directors and its committees and (2) an equity component, designed to align the interests of our directors and stockholders and, by vesting over time, to create an incentive for continued service on our board of directors. The following table describes the compensation arrangements with our non-employee directors effective for fiscal 2021:

Annual Cash Retainers

• Cash retainer	$60,000
• Lead independent director (additional cash retainer)	$25,000
• Committee chairmanship (additional cash retainers)	Audit Committee Chair: $25,000 Compensation Committee Chair: $25,000

Annual Equity Award

Restricted stock units that vest on the first anniversary of the date of grant

Each non-employee director will receive an annual grant of restricted stock units with a grant date value of $90,000
The lead independent director will receive an additional annual grant of restricted stock units with a grant date value of $25,000

The cash elements of compensation are paid in quarterly installments in arrears and prorated for partial quarterly service. Under the terms of our 2021 Plan, the maximum amount (based on the fair value of our shares of common stock underlying awards on the grant date as determined in accordance with applicable financial accounting rules) of awards that may be granted in any single fiscal year to any non-employee member of our board of directors, taken together with any cash fees paid to such individual during such fiscal year, is $900,000.

As a newly public company, our compensation committee will periodically review and make recommendations to our board of directors regarding the form and amount of compensation for non-employee directors. Our director compensation program is designed to enable continued attraction and retention of highly qualified directors and to address the time, effort, expertise and accountability required of active board membership.

Director Compensation Table for 2021

The table below summarizes compensation provided to each non-employee director for services provided during fiscal 2021.

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation	Total
Name	($)	($)	($)	($)
(1)	(2)(3)	(4)	(5)
Walter E. Carter	4,426	—	—	4,426
Catherine J. Motz	3,124	—	—	3,124
Jason G. New	3,124	—	—	3,124
Steven T. Pincus	4,426	—	—	4,426
Lisa A. Prager	4,426	—	—	4,426
William Ulland	28,000	—	—	28,000
Marianne Bohren	14,000	9,920	33,820	57,740
Lockwood Carlson	19,000	9,920	33,820	62,740
Jeffrey Engbrecht	14,000	9,920	33,820	57,740
Ernest M. Harper Jr.	19,000	9,920	28,900	57,820
Gregory W. Jackson	18,000	9,920	33,820	61,740
Darrell B. Lee	26,000	9,920	33,820	69,740

(1)	In connection with the mergers, Ms. Bohren and Messrs. Ulland, Carlson, Engbrecht, Harper, Jackson and Lee stepped down from the Board on December 13, 2021. Messrs. Carter, New and Pincus and Mses. Motz and Prager were appointed to the Board on December 13, 2021.
(2)	Except as noted, amounts set forth in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director, including basic retainer fees and committee and/or chair fees under our non-employee director compensation program. The directors who served prior to the consummation of the mergers were compensated pursuant to a legacy IKONICS non-employee director compensation program. Each of Ms. Bohren and Messrs. Carlson, Engbrecht, Harper and Jackson received a quarterly retainer of $2,000, plus meeting fees of $2,000 for each regular meeting of the board of directors. Mr. Lee received a quarterly retainer of $3,000, plus meeting fees of $3,000 for each regular meeting of the board of directors to compensate for his additional duties as the audit committee chair. Mr. Ulland received a quarterly retainer of $4,000 plus meeting fees of $4,000 for each regular meeting of the board of directors for which Mr. Ulland served as chair, as compensation for his duties as chair. In 2020, the IKONICS board of directors reduced all quarterly and retainer fees by 50%. The 50% reduction of fees continued through the first quarter of 2021. In addition, Messrs. Carlson, Harper, Jackson and Lee each received $5,000 as additional compensation for serving on a “special committee” of the board of directors to advise with respect to certain matters related to the mergers.
(3)	For Messrs. Carter, New and Pincus and Mses. Motz and Prager, amounts set forth in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director, including basic retainer fees of $3,124 each and lead independent director and/or committee chair fees. Messrs. Carter and Pincus and Ms. Prager each received $1,302 as additional compensation for serving as the chair of the Audit Committee, the lead independent director and the chair of the Compensation Committee, respectively.
(4)	Amounts set forth in this column represent the aggregate grant date fair value of the RSU awards granted to certain of our directors in 2021 computed in accordance with FASB ASC Topic 718. For each of Ms. Bohren and Messrs. Carlson, Engbrecht, Harper, Jackson and Lee the amount is calculated by multiplying $9.92 per share (the closing price of IKONICS common stock on the grant date for accounting purposes) by the 1,000 RSUs granted to each such individual on April 29, 2021.
(5)	The amount in this column represents the value of unvested RSUs granted on April 29, 2021 and held by certain directors that were cancelled and converted into the right to receive a cash payment determined by multiplying the number of RSUs multiplied by $33.82 per IKONICS share. For Mr. Harper, this amount reflects the value of his unvested RSUs granted on April 29, 2021 for which vesting was accelerated in connection with the mergers on December 13, 2021, using the adjusted closing price of $28.90 per IKONICS share. The value reflected in this column is inclusive of the awards reported in the “Stock Awards” column for 2021.

Equity Compensation Plan Information

The following table presents information as of December 31, 2021 with respect to compensation plans under which shares of our common stock may be issued.

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders(1)	—	—	12,660,354	(2)
Total	—	—	12,660,354

(1)	Includes our TeraWulf 2021 Omnibus Incentive Plan, which was assumed in connection with the IKONICS merger.
(2)	In December 2021, we assumed the TeraWulf 2021 Omnibus Incentive Plan and all shares then remaining available for future issuance under this plan. There are 12,660,354 shares of common stock that remain available for grant under the TeraWulf 2021 Omnibus Incentive Plan, which may be granted to those recipients permitted by the rules of the Nasdaq. In addition, the TeraWulf 2021 Omnibus Incentive Plan provides for an automatic increase in the number of shares reserved for issuance thereunder. The share pool will automatically increase each fiscal year following May 13, 2021, beginning with fiscal year 2022 and ending with fiscal year 2026 by the lesser of (i) 1% of the total number of shares of our common stock outstanding on the last day of the immediately preceding fiscal year on a fully diluted basis assuming that all shares available for issuance under the TeraWulf 2021 Omnibus Incentive Plan are issued and outstanding or (ii) such number of shares of our common stock determined by our board of directors. The increase shall occur on the first day of each such fiscal year or another day selected by our board of directors during such fiscal year.

PROPOSAL 2 – NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking your non-binding, advisory vote as required by Section 14A of the Exchange Act, on the approval of the compensation of our named executive officers as described in the “Executive Compensation” section in this proxy statement. Because your vote is advisory, it will not be binding on our Compensation Committee or our Board. However, the Compensation Committee and our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

We are asking our stockholders to indicate their support for our executive compensation programs as described in this proxy statement. This vote is not intended to address any specific term of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our executive pay program through the resolution below. We expect the next “Say-on-Pay” proposal to take place at our 2023 annual meeting of stockholders.

“RESOLVED, that our stockholders APPROVE, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement.”

The approval, on a non-binding, advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the votes present or represented by proxy and entitled to vote thereon.

The Board of Directors recommends that the stockholders vote FOR the approval, on a non-binding, advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than compensation arrangements for our executive officers and directors (see “Executive Compensation” for a discussion of compensation arrangements for our named executive officers and directors) and the transactions discussed below, there were no transactions since the beginning of our 2021 fiscal year, or any currently proposed transaction, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Policies and Procedures for Related Party Transactions

We have adopted a written policy on transactions with related parties that is in conformity with the requirements for issuers having publicly held common stock that is listed on the Nasdaq. Related party transactions are defined as transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company or any of its subsidiaries is a participant and (iii) a “Related Person” has, has or will have a direct or indirect material interest. For purposes of our written policy, a “Related Person” means any (i) executive officer, director or nominee for election as a director, (ii) greater than 5% beneficial owner of the Common Stock, (iii) immediate family member of the persons referred to in clauses (i) and (ii), and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

Under the related party transactions policy, the Company’s general counsel, or his or her designee, is primarily responsible for developing and implementing processes and procedures to obtain information regarding related parties with respect to potential related party transactions and then determining, based on the facts and circumstances, whether such potential related party transactions do, in fact, constitute related party transactions requiring compliance with the policy. If the Company’s general counsel, or his or her designee, determines that a transaction or relationship is a related party transaction requiring compliance with the policy, the Company’s general counsel, or his or her designee, will be required to present to the Audit Committee all relevant facts and circumstances relating to the related party transaction. The Audit Committee will be required to review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Company’s code of ethics, and either approve or disapprove the related party transaction. If the Audit Committee’s approval of a related party transaction requiring such approval is not feasible in advance of such related party transaction, then the transaction may be preliminarily entered into upon prior approval of the transaction by the chair of the Audit Committee, subject to ratification of the transaction by the Audit Committee at its next regularly scheduled meeting; provided, however, that, if the ratification is not forthcoming, the Company’s management will make all reasonable efforts to cancel or annul the related party transaction. If a transaction was not initially recognized as a related party transaction, then, upon such recognition, the related party transaction will be presented to the Audit Committee for ratification at its next regularly scheduled meeting; provided, however, that, if the ratification is not forthcoming, the Company’s management will make all reasonable efforts to cancel or annul the related party transaction. the Company’s management will update the Audit Committee as to any material changes to any approved or ratified related party transaction and will provide a status report at least annually of all then current related party transactions. No member of the Board of Directors will be permitted to participate in approval of a related party transaction for which he or she is a related party.

Administrative and Infrastructure Services Agreement

On April 27, 2021, Beowulf E&D, a company owned and controlled by Paul Prager, and TeraWulf entered into the administrative and infrastructure services agreement, pursuant to which Beowulf E&D agreed to provide, or to cause its affiliates to provide, to TeraWulf certain services necessary to buildout and operate certain bitcoin mining facilities anticipated to be developed by TeraWulf (the “Facilities”) and support TeraWulf’s ongoing business, including, among others, services related to construction, technical and engineering, operations and maintenance, procurement, information technology, regulatory, health and safety, treasury, finance and accounting, human resources, legal, corporate compliance, risk management, ESG, tax compliance, external affairs, corporate communications, public affairs and corporate planning and development. In addition, the administrative and infrastructure services agreement allows for Beowulf E&D to take actions in the name of TeraWulf, subject to certain limitations as set forth in the agreement. The administrative and infrastructure services agreement has an initial term of five years and automatically renews for successive three-year terms, unless earlier terminated.

Pursuant to the administrative and infrastructure services agreement, TeraWulf is required to (i) make available its professional, supervisory and managerial personnel employed by TeraWulf or its affiliates to coordinate with Beowulf E&D as reasonably required and (ii) provide Beowulf E&D access to the Facilities and any appurtenances thereto, together with the necessary rights of ingress and egress thereto. In addition, pursuant to the administrative and infrastructure services agreement, TeraWulf is responsible for obtaining, maintaining and renewing all permits necessary for TeraWulf to do business in the jurisdictions in which the Facilities are located and to own, operate and maintain the Facilities.

Pursuant to the administrative and infrastructure services agreement, Beowulf E&D may not provide infrastructure, construction, operations and maintenance or administrative services to any other persons in the bitcoin mining industry during the initial five-year term, other than those services provided by Beowulf E&D at the time of the execution of the administrative and infrastructure services agreement.

Pursuant to the administrative and infrastructure services agreement, TeraWulf appointed Beowulf E&D as agent with such authority as may be necessary for Beowulf E&D to perform the services pursuant to the administrative and infrastructure services agreement, including, among others, the authority to take actions and execute documents in the name, and as agent on behalf, of TeraWulf, subject, in all instances, to the limitations on Beowulf E&D’s authority set forth in the administrative and infrastructure services agreement and the specific written instructions of TeraWulf from time to time.

TeraWulf has agreed to pay Beowulf E&D an annual fee for the first year in the amount of $7.0 million payable in monthly installments, and an annual fee equal to the greater of $10.0 million or $0.0037 per kilowatt-hour of electric load utilized by the Facilities thereafter. TeraWulf will also provide Beowulf E&D reimbursement for certain reasonable and documented equipment, infrastructure and operating expenses incurred in the performance of Beowulf E&D’s obligations under the administrative and infrastructure services agreement, which reimbursement will be prepaid monthly by TeraWulf and reconciled monthly. Beowulf E&D may also request advances for emergencies as well as equipment, infrastructure and operating expenses that require expedited payment terms.

In addition, in connection with the listing of its common stock, TeraWulf agreed to issue awards with respect to shares of its common stock valued at $12.5 million to certain designated employees of Beowulf E&D in accordance with TeraWulf’s then effective omnibus incentive plan. Once the Facilities have utilized 100MW of cryptocurrency mining load in the aggregate, and for every incremental 100 MW of cryptocurrency mining load deployed by the Facilities in the aggregate thereafter, TeraWulf agreed to issue additional awards of shares of TeraWulf common stock, valued at $2.5 million, to certain designated employees of Beowulf E&D in accordance with TeraWulf’s then effective omnibus incentive plan. A copy of the administrative and infrastructure services agreement is an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2021.

In addition, pursuant to the administrative and infrastructure services agreement, Beowulf E&D provides TeraWulf with corporate office space in Easton, Maryland and New York, New York. Beowulf E&D leases such corporate office space from various affiliated landlords and allocates the portion of the total rent with respect to such office space to TeraWulf.

In 2021, TeraWulf made payments to Beowulf E&D in the amount of $8.5 million pursuant to the administrative and infrastructure services agreement. For fiscal year 2022, TeraWulf expects to pay Beowulf E&D approximately $9.25 million in fixed base fees, plus passthrough expenses incurred in the normal course of business.

Lake Mariner Facility Lease

On June 1, 2021, Lake Mariner Data LLC (“Lake Mariner”) entered into the lease agreement (the “Lake Mariner Facility Lease”) with Somerset Operating Company, LLC (“Somerset”), a company 99.9%-owned and controlled by Paul Prager, pursuant to which Lake Mariner agreed to lease from Somerset approximately 79 acres in the Town of Somerset, Niagara County, New York for an initial term of five years with an option to extend the term for additional five years on the same terms as the initial term with at least six months prior written notice from Lake Mariner to Somerset.

The Lake Mariner Facility Lease contemplates that Lake Mariner will construct, or cause to be constructed, one or more buildings and/or ancillary structures (collectively, the “Building”) to be used as a cryptocurrency mining facility with ancillary services reasonably related thereto. Upon expiration of the Lake Mariner Facility Lease, the Building, together with all other buildings and improvements located thereon, will revert to Somerset. Lake Mariner has the right, at its own cost and expense, to erect and install on the premises additional buildings, driveways, improvements, signs and personal property or to make alterations to or replace existing buildings or improvements thereto as it deems necessary. Lake Mariner is required, at its sole cost and expense, to obtain all permits and approvals necessary to construct and operate a cryptocurrency mining facility.

Lake Mariner agreed to pay rent to Somerset in the annual amount of $150,000, payable in advance in equal monthly installments commencing on the first day of the calendar month immediately following the earlier to occur of (i) commencement of the initial construction of the Building or any ancillary structures to be used as a cryptocurrency mining facility with ancillary services reasonably related thereto or (ii) the 180th day after date of execution of the Lake Mariner Facility Lease. Lake Mariner is also responsible for paying any and all costs and expenses related to the premises and the leasehold estate, including, among others, real estate taxes, insurance, maintenance, repair, utilities and all other obligations whether similar or dissimilar to the foregoing.

In 2021, TeraWulf made no lease payments to Somerset. For fiscal year 2022, TeraWulf expects to make payments of $250,000 to Somerset pursuant to the Lake Mariner Facility Lease.

Electrical Infrastructure and Equipment Sales Agreement

On June 2, 2021, TeraWulf entered into the electrical infrastructure and equipment sales agreement with Somerset, pursuant to which Somerset sold and delivered to TeraWulf certain electrical infrastructure and equipment located in Barker, New York in an “as is” sale with no representations or warranties provided by Somerset with respect to the equipment for $632,000. The electrical infrastructure equipment sold by Somerset to TeraWulf included various breakers, transformers, switches, an iso-phase bus and support structures, cabling, structures, fencing and fire protection in the Somerset substation, all towers, poles, cables, ceramic bushings and lightning protection for the approximately 4,000 feet of 345KV transmission line that interconnects the Somerset substation to the New York State Electric & Gas Corporation Kintigh Substation at the point of interconnection, which is at the cable termination to the 345kV Switch B1-14/B1-19G and a 17,000 SF building.

In 2021, TeraWulf made payments to Somerset of $632,000 pursuant to the electrical infrastructure and equipment sales agreement.

Beowulf E&D Facility Operations Agreement

On May 13, 2021, Nautilus Cryptomine LLC (“Nautilus”) and Beowulf E&D entered into the facility operations agreement (the “Beowulf E&D Facility Operations Agreement”), pursuant to which Beowulf E&D provides, or arranges for the provision to Nautilus of, certain infrastructure, construction, operations and maintenance and administrative services necessary to build out and operate the Nautilus Cryptomine Facility and support Nautilus’s ongoing business at the Nautilus Cryptomine Facility. Pursuant to the Beowulf E&D Facility Operations Agreement, Beowulf E&D may subcontract to any of its affiliates or, with respect to services performed off-site, to third parties or arrange for the provision of any or all of the services to be provided by it or by any of its affiliates or, with respect to services performed off-site, by third parties, provided that Beowulf E&D remains responsible to Nautilus for any services provided by such affiliate or third party. Pursuant to the Beowulf E&D Facility Operations Agreement, Nautilus is responsible for obtaining, maintaining and renewing all permits necessary for it (i) to do business in the jurisdictions in which the Nautilus Cryptomine Facility is located and (ii) to own, operate and maintain the Nautilus Cryptomine Facility.

Nautilus has agreed to pay Beowulf E&D an annual fee in the amount of $750,000 payable annually in advance. Nautilus will also provide Beowulf E&D reimbursement for all out-of-pocket fees, expenses and capital costs (with respect to such capital costs, solely to the extent approved in writing by Nautilus in advance) paid by Beowulf E&D or its affiliates attributable to activities relating to the services, including, among others, the portion of the salaries, wages and related employee benefits and costs (including taxes and contributions) and other compensation paid to Beowulf E&D employees directly allocable to the time spent by such Beowulf E&D employees, independent contractors and subcontractors providing the services, which reimbursement will be prepaid monthly by Nautilus and reconciled monthly.

The term of the Beowulf E&D Facility Operations Agreement will continue until the earliest of (i) its termination by mutual consent of Nautilus and Beowulf E&D, (ii) the sale by TeraWulf and its affiliates of their interests in Nautilus, (iii) the consummation of an initial public offering of Nautilus or (iv) the termination of the Beowulf E&D Facility Operations Agreement by either party in the event of a default by the other party.

In 2021, TeraWulf paid approximately $750,000 to Beowulf on behalf of Nautilus pursuant to the Beowulf E&D Facility Operations Agreement. For fiscal year 2022, Nautilus has paid approximately $1,523,408, net and expects to make payments of approximately $4,185,370 pursuant to the Beowulf E&D Facility Operations Agreement.

Reimbursements to Heorot Power Holdings LLC

In April 2021, the Company reimbursed Heorot Power Holdings LLC (“Heorot”), a company owned and controlled by Paul Prager, $1.6 million related to (i) the development of bitcoin mining facilities including services and third-party costs for transmission consulting, engineering consulting, transmission system impact study costs, electricity procurement and site development costs, (ii) joint venture investigation and negotiation and (iii) certain Company organizational and legal costs.

Stockholder Loans

Between October 4, 2021 and November 19, 2021, TeraWulf obtained loans (each, a “Loan” and collectively, the “Loans”) from its three largest stockholders, Stammtisch, Bayshore Capital LLC (“Bayshore”) and Revolve Capital LLC (“Revolve”), in an aggregate principal amount of $25.0 million, each evidenced by a promissory note. Interest on the unpaid principal balance of each Loan accrued at a rate of 8.0% per annum, calculated on the basis of a 360-day year and days effectively elapsed, and was paid in kind and added to the principal balance of such Loan on a monthly basis, commencing on November 1, 2021. The Company prepaid the outstanding principal balance of the Loans in whole without penalty or premium in December 2021.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with the Company’s management and with RSM US LLP (“RSM”) the audited financial statements of the Company for the fiscal year ended December 31, 2021. The Audit Committee has discussed with RSM the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has also received the written disclosures and the letter from RSM required by the applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence and the Audit Committee has discussed the independence of RSM with that firm.

The Audit Committee has an established charter outlining the practices it follows. The charter is available on the Company’s website at www.investors.terawulf.com.

Based on the Audit Committee’s review and discussions of the matters noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Members of the Audit Committee:

Walter E. Carter, Chair

Catherine “Cassie” J. Motz

Steven T. Pincus

AUDIT-RELATED FEES, TAX FEES AND ALL OTHER FEES

Fees paid or accrued for professional services provided by our independent auditors for the Company in each of the categories listed are as follows for the periods presented. All such fees are in accordance with our approval policies described below.

	Periods Ended
Fee Category	December 31, 2021	March 31, 2021
Audit Fees	$325,000	41,999
Audit-Related Fees	167,037	—
Tax Fees	—	—
All Other Fees	—	—
Total	$492,037	41,999

Audit Fees—represent amounts for services related to the audit of our consolidated financial statements, reviews of our interim condensed consolidated financial statements, and the issuance of consents and comfort letters for other periodic reports or documents filed with the SEC.

Audit-Related Fees— represent amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. These services include accounting consultations related to the evaluation of new accounting standards and non-routine transactions.

Tax Fees— represent amounts for tax compliance, tax advice, and tax planning services. There were no such fees for the periods ended December 31, 2021 or March 31, 2021.

All Other Fees— consist of all other fees for services other than those in the above categories and consist of non-audit due diligence procedures in connection with our mergers and acquisitions. There were no such fees for the periods ended December 31, 2021 or March 31, 2021.

The Board of Directors adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax, and other permissible non-audit services that may be provided by the independent auditors. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditors’ independence is not impaired. Under the policy, the Audit Committee annually, and from time to time, pre-approves the audit engagement fees and terms of all audit and permitted non-audit services to be provided by the independent auditor.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed RSM US LLP to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. RSM US LLP has served as the Company’s or its predecessor’s independent registered public accounting firm since fiscal year 2018 and is considered by the Audit Committee and the Board of Directors to be well qualified. Representatives of RSM US LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The proposal will be approved by the affirmative vote of a majority of the voting power of the shares of our Common Stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of voting “against” the proposal. Brokers have discretion to vote any uninstructed shares over the ratification of appointment of accountants.

The Board of Directors recommends that the stockholders vote FOR such ratification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of the date of this proxy statement (or such other date indicated in the footnotes below), by:

●	each person, or group of affiliated persons, who we know to beneficially own more than 5% of our Common Stock;
●	each of our named executive officers for fiscal year 2021 who are currently serving;
●	each of our current directors; and
●	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address of each person or entity named in the table below is 9 Federal Street, Easton, MD 21601.

	Shares of Common Stock
	Beneficially Owned+
	Number	Percent
5% Stockholders
Stammtisch Investments LLC(1)	49,011,034	46.74%
Bryan Pascual(2)	14,589,040	13.91%
Revolve Capital LLC(3)	11,231,382	10.71%
Named Executive Officers and Directors
Paul Prager(1)(4)	59,552,447	56.79%
Nazar Khan(5)	7,609,366	7.27%
Kerri Langlais(6)	889,801	*
Michael Bucella(7)	25,000	*
Walter Carter(8)	21,752	*
Catherine Motz	—	—
Jason New(9)	1,479,257	1.39%
Steven Pincus(10)	5,000	*
Lisa Prager	—	—
All current directors and executive officers as a group (10 persons)	69,582,623	66.36%

*	Less than 1%.
+	Includes outstanding shares of Series A Convertible Preferred Stock on an as-converted to common stock basis.
(1)	Based on a Schedule 13D/A filed with the SEC on March 22, 2022. Consists of (i) 30,879,973 shares of our Common Stock owned directly by Stammtisch over which Stammtisch may be deemed to have sole voting and dispositive power and (ii) 18,131,061 shares of our Common Stock over which Stammtisch exercises voting authority pursuant to irrevocable voting proxies executed by Bayshore and other holders in favor of Stammtisch, and over which Stammtisch may be deemed to have sole voting power. Paul Prager is the sole manager of Stammtisch and has voting and dispositive power over the shares of our Common Stock owned by Stammtisch. See footnote 4 below.

(2)	Based on a Schedule 13D/A filed with the SEC on March 22, 2022 and a Form 4 filed by Bryan Pascual and Bayshore with the SEC on April 13, 2022. Consists of (i) 14,339,040 shares of our Common Stock owned directly by Bayshore and (ii) 250,000 shares of our Common Stock into which the Series A Preferred Stock held directly by the BJP Revocable Trust are convertible. Bryan Pascual is the sole trustee of the BJP

Revocable Trust, which is the controlling member of Bayshore. Accordingly, Bryan Pascual may be deemed to have beneficial ownership over the shares held directly by Bayshore and the BJP Revocable Trust. The address of Bryan Pascual, Bayshore and the BJP Revocable Trust is 53 Palmeras Street, Suite 601, San Juan, Puerto Rico 00901.
(3)	Based on Forms 4 filed by Revolve on March 18, 2022 and April 12, 2022. Consists of (i) 10,981,382 shares of our Common Stock owned directly by Revolve and (ii) 250,000 shares of our Common Stock into which the shares of Series A Preferred Stock held directly by Revolve are convertible. Lauren O’Rourke is the sole member and manager of Revolve and may be deemed to have voting and dispositive power over the shares of our Common Stock owned by Revolve. The address of Revolve is 339 Dorado Beach East, Dorado, Puerto Rico 00646.
(4)	Consists of (i) 49,011,034 shares of our Common Stock beneficially owned by Stammtisch, (ii) 654,706 shares of our Common Stock directly held by Lucky Liefern, LLC (“Lucky Liefern”), (iii) 375,000 shares of our Common Stock directly held by Heorot Power Holdings LLC (“Heorot”), and (iv) 9,511,707 shares of our Common Stock directly held by various individuals, trusts and limited liability companies which have executed irrevocable proxies in favor of Paul Prager. Paul Prager is the sole manager and president of Stammtisch, the managing member of Lucky Liefern, and the managing member of Heorot, and in such capacities may be deemed to beneficially own the shares of Common Stock beneficially owned by Stammtisch and held directly by each of Lucky Liefern and Heorot. Paul Prager and Stammtisch, respectively, do not have an economic interest in the shares of our Common Stock they have been given a proxy to vote. Does not include 2,843,350 shares of our Common Stock owned by a trust over which Paul Prager may be deemed to have dispositive control.
(5)	Consists of 7,609,366 shares of our Common Stock owned by various trusts and limited liability companies over which Nazar Khan may be deemed to have dispositive control.
(6)	Consists of (i) 864,701 shares of our Common Stock owned by a trust over which Kerri Langlais may be deemed to have dispositive control and (ii) 25,100 shares of our Common Stock into which the shares of Series A Preferred Stock held directly by Kerri Langlais are convertible.
(7)	Consists of 25,000 shares of our Common Stock into which the shares of Series A Preferred Stock held directly by Michael Bucella are convertible.
(8)	Consists of 21,752 shares of our Common Stock owned by a limited liability company over which Walter Carter may be deemed to have dispositive control.
(9)	Consists of (i) 1,429,257 shares of our Common Stock owned by Mining Assets, LLC (“Mining Assets”) and (ii) 50,000 shares of our Common Stock into which shares of Series A Preferred Stock are convertible held by Y Club 101, LLC (“Y Club 101”). Jason New is the sole manager of Mining Assets and a managing member of Y Club 101, and in such capacities may be deemed to beneficially own the shares of Common Stock held directly by each of Mining Assets and Y Club 101.
(10)	Consists of 5,000 shares of our Common Stock into which the shares of Series A Preferred Stock held directly by Steven Pincus are convertible.

STOCKHOLDER PROPOSALS

A holder of shares of the Common Stock who wishes to present a proposal for inclusion in the Company’s proxy statement for the 2023 annual meeting of stockholders (the “2023 Annual Meeting”) pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8” and “Exchange Act”, respectively) must deliver the proposal to our principal executive offices (TeraWulf Inc., 9 Federal Street, Easton, MD 21601) to the attention of our Secretary no later than the close of business on January 2, 2023, unless the date of the 2023 Annual Meeting is more than 30 days before or after June 22, 2023, in which case the stockholder proposal must be received a reasonable time before we begin to print and mail our proxy materials.

For any stockholder proposal that is not submitted for inclusion in our proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2023 Annual Meeting, stockholders are advised to review our bylaws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. Our bylaws provide that stockholders who are seeking to bring business before an annual meeting of stockholders and stockholders who are seeking to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice thereof in writing. Other than for certain of the Company’s significant stockholders, to be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, that in the event that the date of such meeting is advanced by more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered (x) no earlier than 30 days before such annual meeting and (y) no later than the tenth day after the day on which the notice of such annual meeting was first made by mail or public disclosure.

We advise you to review our bylaws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. Copies of the pertinent bylaw provisions are available on request to the Secretary at the address set forth above.

In addition to satisfying the advance notice procedures in our bylaws and other requirements under the Exchange Act, in order to comply with the SEC’s universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 24, 2023.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single Notice or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the Annual Report, this proxy statement and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Notice and/or proxy statement, either now or in the future, please contact Stefanie C. Fleischmann by mailing a request to TeraWulf Inc., 9 Federal Street, Easton, MD 21601, or by calling our telephone number at 410-770-9500 and requesting to be connected to the office of Stefanie C. Fleischmann. Upon written or oral request to Stefanie C. Fleischmann, we will promptly provide a separate copy of the Annual Report and this proxy statement and Notice. In addition, stockholders at a shared address who receive multiple copies of the Notice or multiple copies of proxy materials may request to receive a single Notice or a single copy of proxy materials in the future in the same manner as described above.

OTHER MATTERS

The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy card will have authority to vote, in their discretion, all shares represented by such proxies that have been received and not theretofore properly revoked.

We file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other documents electronically with the SEC under the Exchange Act. You may obtain such reports from the SEC’s website at www.sec.gov.

Our Investor Relations website address is www.investors.terawulf.com. We make available, free of charge through our Investor Relations website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

Upon the written request of any record holder or beneficial owner of Common Stock entitled to vote at the Annual Meeting, we will, without charge, provide a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules, for the fiscal year ended December 31, 2021, as filed with the SEC. Requests should be directed to Stefanie C. Fleischmann, TeraWulf Inc., 9 Federal Street, Easton, MD 21601.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain information that may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. While we have specifically identified certain information as being forward-looking in the context of its presentation, we caution you that all statements contained in this proxy statement that are not clearly historical in nature are forward-looking. Without limiting the generality of the preceding sentence, these forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

Forward-looking information involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. Much of the information in this proxy statement that looks towards future performance of the Company is based on various factors and important assumptions about future events that may or may not actually occur. As a result, our operations and financial results in the future could differ materially and substantially from those we have included in this proxy statement. We assume no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 TERAWULF Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. : INTERNET/MOBILE – www.proxypush.com/wulf Use the Internet to vote your proxy until 11:59 p.m. (EDT) on June 21, 2022. Scan code below for mobile voting. ( PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (EDT) on June 21, 2022 MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. * If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. FPO The Board of Directors Recommends a Vote FOR Items 1, 2 and 3. 1. Election of directors: 01 Paul B. Prager 06 Catherine J. Motz 07 Jason G. New 08 Steven T. Pincus 09 Lisa A. Prager Vote FOR Vote WITHHELD from all nominees 02 Nazar M. Khan all nominees (except as marked) 03 Kerri M. Langlais 04 Michael C. Bucella 05 Walter E. Carter (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. The approval, on a non-binding, advisory basis, of the compensation of our named executive officers (“Say-on-Pay”); and 3. The ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. For Against Abstain For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Date Address Change? Mark box, sign, and indicate changes below: Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

TERAWULF ANNUAL MEETING OF STOCKHOLDERS Wednesday, June 22, 2022 12:00 p.m. EDT Ebenezer Theater 17 South Washington Street Easton, Maryland 21601 TERAWULF proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 22, 2022. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3. By signing this proxy, you revoke all prior proxies and appoint Stefanie C. Fleischmann and Cristina W. Liebolt, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments. See reverse for voting instructions.